MONTEAGLE FUNDS

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the 1st day of March, 2019 to the Custody Agreement, dated as of May 1, 2009 (the “Agreement”), is entered into by and between MONTEAGLE FUNDS, a Delaware business trust (the “Trust”), and THE HUNTINGTON NATIONAL BANK, a national banking association having is principal office at 41 South High Street, Columbus, Ohio 43215 (the “Custodian” or “Bank”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Appendix B to the Agreement to add two Funds; and

WHEREAS, the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Appendix B of the Agreement is hereby superseded and replaced with Amended Appendix B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MONTEAGLE FUNDS

THE HUNTINGTON NATIONAL BANK

By: /s/ Paul B. Ordonio

By: /s/ Kevin Speert

Paul B. Ordonio, President

Kevin Speert, Vice President

Dated:

March 1, 2019

Dated: March 1, 2019

AMENDED APPENDIX B TO THE CUSTODY AGREEMENT

MONTEAGLE FUNDS

Series of the Trust

Quality Growth Fund

Value Fund

Select Value Fund

Fixed Income Fund

Informed Investor Growth Fund

Texas Fund

Opportunity Equity Fund

Smart Diversification Fund